UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FREEPORT-MCMORAN OIL & GAS LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	700 Milam Street, Suite 3100 Houston, Texas 77002	46-2548126
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

Neuvo Energy Company 1990 Option Plan

Neuvo Energy Company 1993 Stock Incentive Plan

Neuvo Energy Company 1999 Stock Incentive Plan

Neuvo Energy Company 2001 Stock Incentive Plan

(Full Title of the Plan)

Douglas N. Currault II

Secretary

Freeport-McMoRan Oil & Gas LLC

700 Milam Street, Suite 3100

Houston, Texas 77002

(Name and Address of agent for service)

(713) 579-6000

(Telephone Number, including Area Code, of agent for service)

Copy To:

David E. Shapiro, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

DEREGISTRATION OF SECURITIES

On July 16, 2004, Freeport-McMoRan Oil & Gas LLC (as successor registrant to Plains Exploration & Production Company (“PXP”)) (the “Registrant”) filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-117425 (the “Registration Statement”), for the sale of 560,985 shares of common stock, par value $0.01 per share, of the Registrant (the “Securities”), under the Neuvo Energy Company 1990 Option Plan, the Neuvo Energy Company 1993 Stock Incentive Plan, the Neuvo Energy Company 1999 Stock Incentive Plan and the Neuvo Energy Company 2001 Stock Incentive Plan.

On May 31, 2013, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 5, 2012, by and among PXP, Freeport-McMoRan Copper & Gold Inc. and Freeport-McMoRan Oil & Gas LLC (formerly IMONC LLC) (“Merger Sub”), PXP merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger. As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, on May 31, 2013.

FREEPORT-MCMORAN OIL & GAS LLC

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on May 31, 2013.

Signature	Title

/s/ Richard C. Adkerson Richard C. Adkerson	President and Chief Executive Officer of the Registrant and Director of FCX (Principal Executive Officer)

/s/ Kathleen L. Quirk Kathleen L. Quirk	Executive Vice President and Treasurer (Principal Financial Officer)

/s/ C. Donald Whitmire, Jr. C. Donald Whitmire, Jr.	Vice President (Principal Accounting Officer)

/s/ James R. Moffett James R. Moffett	Chairman of the Board of FCX

/s/ Robert J. Allison Jr. Robert J. Allison Jr.	Director of FCX

/s/ Alan R. Buckwalter, III Alan R. Buckwalter, III	Director of FCX

/s/ Robert A. Day Robert A. Day	Director of FCX

/s/ James C. Flores James C. Flores	Director of FCX

/s/ Gerald J. Ford Gerald J. Ford	Director of FCX

/s/ Thomas A. Fry, III Thomas A. Fry, III	Director of FCX

/s/ H. Devon Graham Jr. H. Devon Graham Jr.	Director of FCX

/s/ Charles C. Krulak Charles C. Krulak	Director of FCX

/s/ Bobby Lee Lackey Bobby Lee Lackey	Director of FCX

/s/ Jon C. Madonna Jon C. Madonna	Director of FCX

/s/ Dustan E. McCoy Dustan E. McCoy	Director of FCX

/s/ B.M. Rankin Jr. B.M. Rankin Jr.	Director of FCX

/s/ Stephen H. Siegele Stephen H. Siegele	Director of FCX